Filed pursuant to Rule 424(b)(3) and Rule 424(b)(7)

Registration No. 333-193406

PROSPECTUS

MACATAWA BANK CORPORATION

6,922,508 Shares of Common Stock

This prospectus relates to the potential resale from time to time of up to 6,922,508 shares of our common stock, no par value, by selling shareholders named in this prospectus or in a prospectus supplement. The selling shareholders, or their transferees or other successors-in-interest, may offer the shares of common stock from time to time through public or private transactions at prevailing market prices, at prices related to prevailing market prices or at privately negotiated prices.

We are not selling any shares of common stock and will not receive any proceeds from the sale by selling shareholders of any shares of common stock under this prospectus. We may pay certain registration and offering fees and expenses.

Macatawa common stock is traded on the NASDAQ Global Select Market under the symbol MCBC. The last sale price of Macatawa’s common stock reported by Nasdaq on March 13, 2014, was $5.17 per share.

Investing in our common stock involves risks.  See "Risk Factors" on page 2.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES
COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON
THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE
CONTRARY IS A CRIMINAL OFFENSE.

__________________________

The date of this prospectus is March 14, 2014.

__________________________

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission ("Commission") utilizing a "shelf" registration process or continuous offering process. Under this shelf registration process, the selling shareholders may, from time to time, sell the securities described in this prospectus in one or more offerings. This prospectus provides you with a general description of the securities which may be offered by the selling shareholders. Each time a selling shareholder sells securities, the selling shareholder is required to provide you with this prospectus and, in certain cases, a prospectus supplement containing specific information about the selling shareholder and the terms of the securities being offered. That prospectus supplement may include additional risk factors or other special considerations applicable to those securities. Any prospectus supplement may also add, update, or change information in this prospectus. If there is any inconsistency between the information in this prospectus and any prospectus supplement, you should rely on the information in the prospectus supplement. The obligation to deliver a prospectus and prospectus supplement may be satisfied under certain conditions by the Company’s filing of a prospectus or prospectus supplement with the Commission and public access to these documents through the Commission’s EDGAR system. This prospectus may also be supplemented and updated by the Company filing reports with the Commission which are incorporated by reference in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information described under "Where You Can Find More Information" and "Incorporation of Certain Information By Reference."

As used in this prospectus, the terms "we," "our," "us," "MCBC," "Macatawa," and the "Company" refer to Macatawa Bank Corporation and its consolidated subsidiary, unless the context indicates otherwise.

You should rely only on the information contained or incorporated by reference into this prospectus and in any accompanying prospectus supplement. We have not authorized any other person to provide you with different or additional information. If anyone provides you with different or additional information, you should not rely on it. You should assume that the information appearing in this prospectus, any prospectus supplement and any other document incorporated by reference is accurate only as of the date of those documents. Our business, risk factors, financial condition, results of operations and prospects may have materially changed since those dates.

Under no circumstances should the delivery of this prospectus to you create any implication that the information contained in this prospectus is correct as of any time after the date of this prospectus.

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere and incorporated by reference in this prospectus. This summary does not contain all of the information you should consider before investing in our common stock. You should read this entire prospectus and any prospectus supplement carefully, including the information incorporated by reference in this prospectus and any prospectus supplement, before making an investment decision.

Our Company

Macatawa Bank Corporation is a Michigan corporation and a registered bank holding company. It wholly-owns Macatawa Bank, Macatawa Statutory Trust I and Macatawa Statutory Trust II. Macatawa Bank is a Michigan chartered bank with depository accounts insured by the Federal Deposit Insurance Corporation. The bank operates twenty-six branch offices and a lending and operational service facility offering commercial and personal banking services, including checking, savings and certificates of deposit accounts, cash management, safe deposit boxes, travelers checks, money orders, trust services and commercial, mortgage and consumer loans in Kent County, Ottawa County, and northern Allegan County, Michigan. Other services we offer include ATMs, internet banking, telephone banking and debit cards. Macatawa Bank provides various brokerage services including discount brokerage through Infinex, personal financial planning and consultation regarding mutual funds. Macatawa Statutory Trust I is a grantor trust that issued a pooled trust preferred security in 2003. Macatawa Statutory Trust II is a grantor trust that issued a pooled trust preferred security in 2004. As of December 31, 2013, we had total assets of $1.52 billion, total loans of $1.04 billion, total deposits of $1.25 billion and shareholders’ equity of $132.5 million.

Our headquarters and administrative offices are located at 10753 Macatawa Drive, Holland, Michigan 49424, and our telephone number is (616) 820-1444. Our internet website address is www.macatawabank.com. We make available free of charge through this website our annual report on Form 10-K, our quarterly reports on Form 10-Q and our current reports on Form 8-K and amendments to those reports as soon as reasonably practicable after filing such reports with the Commission. The reference to our website address does not constitute incorporation by reference of the information contained on the website, and the information contained on the website is not part of this document.

The Offering

Securities Offered	6,922,508 shares of common stock

Use of proceeds	We will not receive any proceeds from the sale by selling shareholders of shares of common stock under this prospectus. See "Use of Proceeds."

Risk Factors	You should carefully read and consider the information set forth under the heading "Risk Factors" in this prospectus, in our Annual Report on Form 10-K for the fiscal year ended December 31, 2013, in any reports subsequently filed with the Commission, and the other information included in or incorporated by reference into this prospectus before making an investment decision.

Nasdaq Symbol for Common Stock	MCBC

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RISK FACTORS

An investment in our securities involves a high degree of risk. Before making an investment decision, you should carefully consider the information included or incorporated by reference into this prospectus and any prospectus supplement and the risks related to the Company described under the heading "Risk Factors" in our Annual Report on Form 10-K for the year ended December 31, 2013 and all of our subsequent Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q, which are incorporated by reference into this prospectus and any prospectus supplement in their entirety, as they may be amended, supplemented or superseded from time to time by other reports we file with the Commission in the future. Our risk factors will change with the passage of time. You should always review and consider the discussion of risk factors and forward-looking statements in our most recent Form 10-K and Annual Report and subsequent Form 10-Q Quarterly Reports before you make an investment decision.

FORWARD-LOOKING STATEMENTS

This prospectus and any prospectus supplement and the documents incorporated by reference into this prospectus and any prospectus supplement contain forward-looking statements that are based on management’s beliefs, assumptions, current expectations, estimates and projections about the financial services industry, the economy, and Macatawa Bank Corporation. Forward-looking statements are identifiable by words or phrases such as "outlook", "plan" or "strategy"; that an event or trend "may", "should", "will", "is likely", or is "probable" to occur or "continue", has "begun" or "is scheduled" or "on track" or that the Company or its management "anticipates", "believes", "estimates", "plans", "forecasts", "intends", "predicts", "projects", or "expects" a particular result, or is "committed", "confident", "optimistic" or has an "opinion" that an event will occur, or other words or phrases such as "ongoing", "future", "signs", "efforts", "tend", "exploring", "appearing", "until", "near term", "going forward", "focus", "starting", "initiative," "trend" and variations of such words and similar expressions. Such statements are based upon current beliefs and expectations and involve substantial risks and uncertainties which could cause actual results to differ materially from those expressed or implied by such forward-looking statements. These statements include, among others, future levels of earning assets, statements related to stabilization of our loan portfolio, trends in credit quality metrics, future capital levels and capital needs, including the impact of Basel III, real estate valuation, future levels of repossessed and foreclosed properties and nonperforming assets, future levels of losses and costs associated with the administration and disposition of repossessed and foreclosed properties and nonperforming assets, future levels of loan charge-offs, future levels of other real estate owned, future levels of provisions for loan losses, the rate of asset dispositions, future dividends, future growth and funding sources, future cost of funds, future liquidity levels, future profitability levels, future FDIC assessment levels, future net interest margin levels, building and improving our investment portfolio, diversifying our credit risk, the effects on earnings of changes in interest rates, future economic conditions, future effects of new or changed accounting standards, future loss recoveries, future balances of short-term investments, future loan demand and loan growth, future levels of mortgage banking revenue and the future level of other revenue sources. Management’s determination of the provision and allowance for loan losses, the appropriate carrying value of intangible assets (including deferred tax assets) and other real estate owned, and the fair value of investment securities (including whether any impairment on any investment security is temporary or other-than-temporary and the amount of any impairment) involves judgments that are inherently forward-looking. All statements with references to future time periods are forward-looking. All of the information concerning interest rate sensitivity is forward-looking. Our ability to sell other real estate owned at its carrying value or at all, successfully implement new programs and initiatives, increase efficiencies, maintain our current levels of deposits and other sources of funding, maintain liquidity, respond to declines in collateral values and credit quality, increase loan volume, originate high quality loans, maintain or improve mortgage banking income, realize the benefit of our deferred tax assets, resume payment of dividends and improve profitability is not entirely within our control and is not assured. The future effect of changes in the real estate, financial and credit markets and the national and regional economy on the banking industry, generally, and Macatawa Bank Corporation, specifically, are also inherently uncertain. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions ("risk factors") that are difficult to predict with regard to timing, extent, likelihood and degree of occurrence. Therefore, actual results and outcomes may materially differ from what may be expressed or forecasted in such forward-looking statements. Macatawa Bank Corporation does not undertake to update forward-looking statements to reflect the impact of circumstances or events that may arise after the date of the forward-looking statements.

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Risk factors include, but are not limited to, the risk factors described under the heading "Risk Factors" in our Annual Report on Form 10-K for the year ended December 31, 2013 and all of our subsequent Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q. These and other factors are representative of the risk factors that may emerge and could cause a difference between an ultimate actual outcome and a preceding forward-looking statement.

USE OF PROCEEDS

We will not receive any proceeds from the sale by selling shareholders of shares of common stock under this prospectus.

DETERMINATION OF OFFERING PRICE

We are not selling any shares of common stock under this prospectus. We will not have any control over the price at which selling shareholders offer and sell shares of common stock under this prospectus. The price at which shares are offered and sold by selling shareholders will be determined by the selling shareholders, their purchasers and market conditions at the time of the offer and sale.

SELLING SHAREHOLDERS

This prospectus relates to the possible sale from time to time of shares of our common stock by certain of our shareholders. Certain shares of our common stock included in this prospectus for resale by the selling shareholders were acquired when all of the outstanding shares of the Company’s Series A Noncumulative Perpetual Preferred Stock, Liquidation Preference Amount $1,000 per share, and Series B Noncumulative Perpetual Preferred Stock, Liquidation Preference Amount $1,000 per share, were canceled and exchanged by the Company for shares of common stock. The remaining shares of common stock that may be offered by the selling shareholders were acquired when the holder of the Company's 2% Subordinated Note due 2018 in the aggregate principal amount of $1,000,000 converted that note into shares of common stock in accordance with the terms of the note. Selling shareholders identified in this prospectus or in a prospectus supplement, as well as their transferees, pledgees, donees or successors, all of whom are referred to herein as "selling shareholders," may from time to time offer and sell such securities pursuant to this prospectus and any applicable prospectus supplement. Some of the selling shareholders are affiliates of the Company.

The following table sets forth the name of each selling shareholder, the amount of our common stock owned by each selling shareholder prior to the offering, the amount of our common stock which may be offered for each selling shareholder's account, and the amount and (if one percent or more) the percentage of our common stock to be owned by such selling shareholders after completion of the offering. None of the selling shareholders listed below has, or within the past three years has had, any position, office or other material relationship with us or any of our predecessors or affiliates. The information is based on information provided to us in a questionnaire by or on behalf of the shareholders listed below and is as of the date specified by the selling shareholders in those questionnaires.

Additional selling shareholders shall not sell any shares of our common stock pursuant to this prospectus until we have identified such selling shareholders and the shares of our common stock which may be offered for resale by such selling shareholders in a subsequent prospectus supplement. However, the selling shareholders may sell or transfer all or a portion of their shares of common stock pursuant to any available exemption from the registration requirements of the Securities Act of 1933, as amended ("Securities Act").

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Name of Selling Shareholder	Shares Beneficially Owned Prior to the Offering	Shares Being Registered for Resale	Shares Beneficially Owned After the Offering
			Shares(1)	Percentage(1) (2)
G. Thomas Boylan, Trustee of the G. Thomas Boylan Trust dated July 30, 1974	350,537	95,238	255,299	*
GAM MCBC, LLC	571,428	571,428	-	*
Jacob Mast	154,412	95,238	59,174	*

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*	Represents less than 1%

(1)	We have assumed that the selling shareholders have sold all of the shares that may be offered for resale pursuant to this prospectus.

(2)	Based on a total of 33,788,431 common shares outstanding as of March 13, 2014.

PLAN OF DISTRIBUTION

The shares of common stock covered by this prospectus may be offered and sold from time to time by the selling shareholders or the selling shareholders’ pledgees, donees, transferees or other successors-in-interest who have received from the selling shareholders shares as a gift, pledge, partnership distribution or other non-sale related transfer. The selling shareholders will act independently of us in making decisions with respect to the timing, manner, price and size of each sale. Such sales may be made at fixed prices that may be changed, at prices and under terms then prevailing or at prices related to the then current market price or in negotiated transactions or otherwise in accordance with the rules of the applicable exchange or market. The selling shareholders may sell their shares by one or more of, or a combination of, the following methods:

●	purchases by a broker-dealer as principal and resale by such broker-dealer for their own accounts pursuant to this prospectus;

●	ordinary brokerage transactions and transactions in which the broker solicits purchasers;

●	crosses;

●	a transaction on the NASDAQ Global Select Market;

●	in privately negotiated transactions;

●	through the distribution of the shares to a shareholder’s partners, members or shareholders;

●	in options transactions, including through the writing of put or call options (whether those options are listed on an options exchange or otherwise) relating to the shares to be resold pursuant to this prospectus, or the short sales; and

●	loans or pledges of shares to broker-dealers or other financial institutions, which in turn may sell such shares.

In addition, any shares that qualify for sale pursuant to Rule 144 may be sold under Rule 144 rather than under this prospectus.

In offering the shares covered by this prospectus, the selling shareholders and any underwriters, broker-dealers, or agents that participate in the distribution of shares covered by this prospectus may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales. Selling shareholders who are deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act will be subject to the

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prospectus delivery requirements of the Securities Act. To the extent selling shareholders may be deemed to be "underwriters," they may be subject to statutory liabilities, including, but not limited to, Sections 11, 12 and 17 of the Securities Act, and Rule 10b5-1 under the Securities Exchange Act of 1934. The selling shareholders may indemnify any underwriter, broker-dealer, or agent that participates in transactions involving the sale of shares against certain liabilities, including liabilities arising under the Securities Act.

In order to comply with the securities laws of certain states, if applicable, the shares must be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the shares may not be sold unless it has been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

We will make copies of this prospectus available to the selling shareholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. To the extent required, this prospectus may be amended or supplemented from time to time to describe a specific plan of distribution. As of the date of this prospectus, the Company is not aware of any plans, arrangements or undertakings between any selling shareholder and any underwriter, broker-dealer or agent regarding the sale of the shares by the selling shareholders. At the time a particular offer of shares is made pursuant to this prospectus, if required, a prospectus supplement will be filed that will set forth the amount of shares being offered and the terms of the offering, including the name of any underwriter, dealer or agent, the purchase price paid by any underwriter, any discount, commission and other item constituting compensation, any discount, commission or concession allowed or reallowed or paid to any dealer, and the proposed selling price to the public.

EXPERTS

The consolidated financial statements as of and for the years ended December 31, 2013 and 2012 and management's assessment of the effectiveness of internal control over financial reporting as of December 31, 2013 incorporated by reference in this Prospectus have been so incorporated in reliance on the reports of BDO USA, LLP, an independent registered public accounting firm, incorporated herein by reference, given on the authority of said firm as experts in auditing and accounting.

LEGAL MATTERS

The validity of the shares of Macatawa common stock that are covered by this prospectus have been passed upon for Macatawa by Warner Norcross & Judd LLP, 900 Fifth Third Center, 111 Lyon Street NW, Grand Rapids, Michigan 49503.

WHERE YOU CAN FIND MORE INFORMATION

Macatawa files annual, quarterly and current reports, proxy statements and other information with the Commission. You may read and copy any materials we file with the Commission at the Commission’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the Commission at 1-800-SEC-0330. The Commission maintains an Internet site that contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC. The address of the Commission’s web site is http://www.sec.gov. Our website is http://www.macatawabank.com.

This prospectus is part of a registration statement on Form S-3 filed by Macatawa with the Commission to register the shares of common stock that may be sold in this offering. This prospectus does not include all of the information contained in the registration statement. For further information about Macatawa and the securities offered by this prospectus, you should review the registration statement and the information incorporated by reference therein. You can inspect or copy the registration statement, at prescribed rates, at the Commission’s public reference facilities at the address listed above.

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INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The Commission allows Macatawa to "incorporate by reference" information into this prospectus, which means that Macatawa can disclose important information to you by referring you to documents filed separately with the Commission. The information incorporated by reference is considered part of this prospectus, and information that Macatawa files later with the Commission will automatically update and supersede this information.

This prospectus incorporates by reference the documents listed below that Macatawa previously filed with the Commission. Macatawa’s Commission file number is 000-25927. These documents contain important information about Macatawa:

●	Annual Report on Form 10-K for the fiscal year ended December 31, 2013 filed on February 20, 2014.

●	Current Reports on Form 8-K filed on January 6, 2014 and February 24, 2014, and on Form 8-K/A filed on January 29, 2014 and February 3, 2014.

●	The description of our common stock included in our registration statement on Form 8-A filed under Section 12 of the Securities Exchange Act of 1934, as amended, filed on April 30, 1999.

Macatawa also incorporates by reference all documents subsequently filed by it pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of the initial filing of the registration statement of which this prospectus is a part and prior to the termination of the offering. Notwithstanding the foregoing, information "furnished" by Macatawa under any item of any current report on Form 8-K, including the related exhibits, is not incorporated by reference in this prospectus. Upon written or oral request, Macatawa will provide without charge to each person to whom a prospectus is delivered, including any beneficial owner, a copy of any or all of the information that has been incorporated by reference in this prospectus.  If you would like to obtain this information from Macatawa, please direct your request, either in writing or by telephone, to the Secretary, Macatawa Bank Corporation, 10753 Macatawa Drive, Holland, Michigan 49424, telephone number (616) 820-1444. Our SEC filings are also available to the public in the "Investor Relations" section of our website, www.macatawabank.com.

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